Exhibit 10.37

MAXXAM INC.
TAX ALLOCATION AGREEMENT WITH
MAXXAM GROUP INC.
OF AUGUST 4, 1993

This Agreement is made as of August 4, 1993, between MAXXAM Inc. ("Parent"), a Delaware corporation, and MAXXAM Group Inc. ("MGI"), a Delaware corporation.

WHEREAS, MGI is currently a member of the affiliated group within the meaning of Section 1504(a) of The Internal Revenue Code of 1986, as amended (the "Code") of which Parent is the common parent corporation (the "Group"); and

WHEREAS, pursuant to a tax allocation agreement dated as of May 21, 1988 (the "May 88 Agreement"), Parent and certain of its then existing subsidiaries, including MGI, The Pacific Lumber Company ("Pacific Lumber"), a Delaware corporation, MAXXAM Properties Inc. ("MPI"), a. Delaware corporation, Yosuba Farms (“Yosuba”), a California corporation, and KLU Holdings, Inc. (“KLU”), a Delaware corporation, established a Tax Allocation Method, as hereinafter defined. As used herein, the term "Tax Allocation Method" shall mean a method for allocating the consolidated tax liability of a group among its members and for reimbursing the group's parent for the payment of such liability; and

WHEREAS, pursuant to a tax allocation agreement dated as of July 3, 1990, Parent and Britt Lumber Co., Inc. ("Britt"), a California corporation, established a Tax Allocation Method (the "Britt Agreement"); and

WHEREAS, pursuant to a tax allocation agreement dated as of March 23, 1993, Parent and Pacific Lumber amended the May 88 Agreement with respect to Pacific Lumber and established a Tax Allocation Method with respect to certain Pacific Lumber subsidiaries (the "PL Agreement"); and

WHEREAS, on August 4 1993, MGI issued $100,000,000 of its Senior Secured Notes due 2003 and $126,720,000 of its Senior Secured Discount Notes due 2003 (collectively, the "Notes"); and

WHEREAS, from time to time, MGI or any of its Restricted Subsidiaries (as hereinafter defined) may incorporate a Restricted Subsidiary which may become a member of the Group; and

WHEREAS, Parent and MGI desire to further amend the May 88 Agreement solely with respect to MGI consistent with the amendments each agreed to make in connection with the issuance of the Notes and to establish  a Tax Allocation Method which includes any newly-formed Restricted Subsidiary, as of the time that it becomes a member of the Group.  Parent and MGI agreed to make amendments such that MGI and its subsidiaries, excluding Salmon Creek Corporation, will ultimately pay Parent Federal income taxes as if they filed on a consolidated basis with respect to periods post issuance of the Notes, subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants contained herein, Parent and MGI hereby agree as follows:

1.             Section 2 of the May 88 Agreement is amended such that MGI shall cause any Restricted Subsidiary, at the time that it becomes a member of the Group, to agree to be included in Parent's consolidated Federal income tax return for all taxable years during which such Restricted Subsidiary is eligible to be included in Parent's consolidated Federal income tax return.  Restricted Subsidiary shall mean a Restricted Subsidiary as defined in the indenture dated as of August 4, 1993 by and between MGI and Shawmut Bank, N.A., as Trustee, for the Notes (the "Indenture").

2.             Section 3 of the May 88 Agreement is amended such that MGI shall cause any Restricted Subsidiary which becomes a member of the Group to execute any consents and other documents as are necessary in connection therewith.

3.             Except with respect to any payments to Parent that are required under this Agreement, the May 88 Agreement, the Britt Agreement, or the PL Agreement, Parent shall indemnify MGI and each MGI Subgroup Subsidiary (as hereinafter defined) and hold them harmless against all Federal income. tax liabilities relating to taxable years of MGI and each MGI Subgroup Subsidiary during which MGI and each MGI Subgroup subsidiary is or was a member of the Group.

4.	(a)
For purposes of making the computations described herein, MGI and all lower (with respect to MGI) tier entities, including newly-formed Restricted Subsidiaries but excluding Salmon Creek Corporation, Kaiser Aluminum Corporation and its subsidiaries and corporations formed and distributed to Parent in connection with the Forest Products Group Formation, (individually and collectively referred to as "MGI Subgroup Subsidiary" or "MGI Subgroup Subsidiaries") in which MGI has direct or indirect ownership shall be treated as an affiliated group of corporations (the "MGI Subgroup"), the common parent of which is MGI, provided, however, that- the MGI Subgroup shall only include any MGI Subgroup Subsidiary to the extent that such MGI Subgroup Subsidiary meets the test of affiliation under Section 1504 of the Code as it would apply to the MGI Subgroup. MGI and each MGI Subgroup Subsidiary shall sometimes be referred to as "MGI Subgroup Members".

(b)
The computation of the Federal income tax liability of MGI under Section 5 of the May 88 Agreement shall be amended effective January 1, 1993, as per the provisions of this section 4, such that the payment required of MGI shall be equal to MGI's Tentative Tax Liability (as hereinafter defined) minus the aggregate tax amounts computed for each MGI Subgroup Subsidiary under the May 88 Agreement, the Britt Agreement, the PL Agreement and this Agreement (the "Aggregate Amounts").  For purposes of this Section, any amounts paid to MGI Subgroup Subsidiaries by Parent as a consequence of net operating loss or other carrybacks to post 1992 taxable periods shall be given effect by treating such amounts as a negative payment to be included in the Aggregate Amounts.

(c)
The computation of the Federal income tax liability of MGI shall take into account the taxable income, loss, credits and other tax attributes of each MGI Subgroup Subsidiary as if MGI filed a consolidated return solely with each MGI Subgroup Subsidiary (taking into account all applicable limitations under the Code) ("MGI's Tentative Tax Liability"). In calculating such liability, all intercompany transactions between MGI Subgroup Members shall be treated consistent with the consolidated return Treasury Regulations. Taxable income of any MGI Subgroup Subsidiary recognized on or before August 4, 1993, shall not be offset by losses, other than those generated by such MGI Subgroup Subsidiary.

(d)	To the extent that MGI's Tentative Tax Liability is less than the Aggregate Amounts, Parent shall pay the amount of such difference to MGI.

(e)
Any gain recognized by MGI, MPI or KLU under Section 311(b) of the Code resulting from distributions made contemporaneously with, or subsequent to, the offering of the. Notes to effectuate the Forest Products Group Formation, as discussed in the prospectus dated July 28, 1993. for the Notes, shall not be taken into account.

(f)
For purposes of Section 4(c) of this Agreement, MGI's separate company net operating loss carryforwards existing under the May 88 Agreement as of December 31, 1992 shall be available only to offset taxable income of GI. This limitation shall also 1apply to MGI's losses incurred in 1993 through August 4, 1993.

(g)
For purposes of Section 4(c) of this Agreement, net operating loss carryforwards of any MGI Subgroup Subsidiary existing under its respective tax allocation agreement as of December 31, 1992 shall be available only to offset taxable income of such MGI Subgroup Subsidiary. This limitation shall also apply to losses incurred in 1993 through August 4, 1993.

(h)
If the calculation of MGI's Tentative Tax Liability in Section 4(c) results in a net operating loss that can be carried back to a prior taxable period or periods with respect to which MGI Subgroup Members made payments to Parent under their respective tax allocation agreements, then, in that event, Parent shall pay MGI an amount equal to the tax refund to which the MGI Subgroup would have been entitled consistent with this Section 4. For this purpose, any loss which is otherwise available for a carryback to offset income recognized on or before August 4, 1993, shall only be available to offset income of the entity which generated the loss.

(i)
If the calculation of MGI's Tentative Tax Liability in Section 4(c) results in a net operating loss that cannot be carried back pursuant to the preceding subsection (h), then, in that event, such net operating loss shall be a net operating loss carryover to be used by the MGI Subgroup in computing its Federal income tax liability pursuant to the preceding subsection (c) for future taxable periods, under the law applicable to net operating loss carryovers in general.

(j)
The tax computation under this Section for 1993 is intended to approximate the tax computation that would have resulted had an interim closing of the books and records occurred on the date the Notes were issued.

5.             Except with respect to section 4(b) with respect to any Restricted Subsidiary, this Agreement shall be effective for the Group's 1993 taxable period and all subsequent taxable periods (excluding any period of time prior to the date upon which such Restricted Subsidiary joined the Group) until the date on which (i) such Restricted Subsidiary ceases to be a member of the Group, (ii) the Group no longer remains in existence within the meaning of Treasury Regulation §1.1502-75(a), or (iii) the Group is no longer eligible to file, or is no longer eligible to join in the filing of, a consolidated return for Federal income tax purposes. Prior to or upon termination of this Agreement, the parties may enter into a new agreement, consistent with the provisions of this Agreement, taking into account, among other things, to the extent applicable, the manner in which such Restricted Subsidiary ceased to be a member of the Group, the reason that the Group is no longer in existence, or the reason that Parent and or such Restricted Subsidiary can no longer join in the same consolidated return.

6.             This Agreement is entered into by the parties solely in recognition of the mutual benefits resulting from filing a Federal (or state or other local) consolidated or combined tax return. The respective amounts of tax liability allocated to each MGI Subgroup Member for purposes of computing such corporation's earnings and profits for Federal (or any other) income tax purposes may differ from those determined in accordance with this Agreement. Furthermore, any amount treated for Federal (or state or other local) income tax purposes, on account of such a difference, as a contribution to capital or a distribution with respect to stock, or a combination thereof, as the case may be, shall be treated as a contribution to capital, a distribution with respect to stock, or a combination thereof, solely for Federal (or state or other local) income tax purposes.

7.             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF,  Parent and MGI have executed this Agreement by authorized officers thereof as of the date first above written.

MAXXAM Inc.

By:	/s/ John T. LaDuc

MAXXAM GroupInc.

By:	/s/ Ronald L. Reman